Exhibit 10.6 - Limited Waiver and Amendment No. 5 to Note Agreement

EXECUTION COPY

LIMITED WAIVER AND AMENDMENT NO. 5 TO NOTE AGREEMENT

THIS LIMITED WAIVER AND AMENDMENT NO. 5 TO NOTE AGREEMENT (this “Amendment”) is entered into as of February 18, 2009 by and between ST. LOUIS POST-DISPATCH LLC, a Delaware limited liability company (the “Company”), and the undersigned holders of Notes (as hereinafter defined).

Recitals

A. The Company entered into that certain Note Agreement dated as of May 1, 2000, as amended by (i) Amendment No. 1 to Note Agreement dated as of November 23, 2004, (ii) Amendment No. 2 to Note Agreement dated as of February 1, 2006, (iii) Amendment No. 3 to Note Agreement dated as of November 19, 2008, (iv) the Limited Waiver to Note Agreement and Guaranty Agreement (as amended), dated as of December 26, 2008 and (v) Amendment No. 4 and First Amendment to Limited Waiver to Note Agreement and Guaranty Agreement, dated as of January 16, 2009 (as so amended and as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”), with the several Purchasers listed in the Purchaser Schedule attached thereto, pursuant to which the Company issued and sold to such Purchasers the Company’s 8.05% Senior Notes due April 28, 2009 in the aggregate principal amount of $306,000,000 (together with any such promissory notes that may have been issued in substitution or exchange therefor prior to the date hereof, the “Notes”).

B. As of the Effective Date (as hereinafter defined), the undersigned holders of Notes together hold 100% of the aggregate outstanding principal amount of the Notes.

C. The Company and the Guarantor have informed the holders of Notes that certain Events of Default do or may exist under the Note Agreement as a result of, (i) the Company failing to deliver audited financial statements and compliance certificates for the fiscal year ended September 28, 2008, (ii) the inclusion of certain limiting conditions in the audited reports of the Company for the fiscal year ended September 28, 2008, (iii) the violation of the requirement to have Consolidated Net Worth at a specified level for the fiscal quarters ended September 28, 2008 and December 28, 2008, as required by Section 5.1(ii) of the Guaranty Agreement, (iv) the violation of the requirement to have the ratio of Consolidated Debt as of December 28, 2008 to EBITDA for the four fiscal quarters ended on such date not be greater than 4.25 to 1.00, as required by Section 5.1(i) of the Guaranty Agreement and (v) the asserted violation of the requirements of paragraph 6C(7) of the Note Agreement and Sections 5.2, 5.4 and 5.8 of the Guaranty Agreement (collectively, the “Existing Defaults”).

D. The Company has requested that the holders of Notes waive the Existing Defaults and amend the Note Agreement in certain respects, as set forth in this Amendment, and the undersigned holders of Notes, subject to the terms and conditions set forth herein, are willing to agree to such waivers and amendments.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Note Agreement (as amended by this Amendment) or the Guaranty Agreement (as defined in the Note Agreement).

2. Amendments to Paragraph 4 (Prepayments). Paragraph 4 of the Note Agreement is hereby amended and restated in its entirety to read as follows:

4A. Mandatory Scheduled Prepayments.

(i) On June 28, 2009 and on the 28th day of each September, December, March and June thereafter to and including March 28, 2012, the Company will prepay $4,000,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of the Yield-Maintenance Amount or any premium. The Company shall pay the entire remaining outstanding principal amount of the Notes on April 28, 2012.

(ii) On October 28, 2010, the Company will prepay a principal amount of Notes equal to the lesser of (i) $4,500,000 and (ii) the amount of cash on deposit in the Restricted Cash Reserve Account in excess of $4,500,000 at par and without payment of the Yield-Maintenance Amount or any premium. Such prepayment shall be funded from the Restricted Cash Reserve Account.

4B. Excess Cash Flow Sweep. On the 45th day after the last day of each fiscal quarter of the Guarantor (commencing with the first fiscal quarter ending closest to March 31, 2009 through and including the last day of the fiscal quarter ending closest to December 31, 2011), the Company will prepay a principal amount of Notes (subject to the proviso to the penultimate sentence of this paragraph 4B, an “Excess Cash Flow Sweep Prepayment”) equal to the largest integral multiple of $500,000 that is evenly divisible into the sum of (i) 20% of Excess Cash Flow for such fiscal quarter plus (ii) the entire amount on deposit in the Excess Cash Flow Reserve Account on each due date for the Excess Cash Flow Sweep Prepayment. The Excess Cash Flow Sweep Prepayment shall be made at par and without payment of the Yield-Maintenance Amount or any premium. Any portion of 20% of Excess Cash Flow for any fiscal quarter of the Guarantor not applied to an Excess Cash Flow Sweep Prepayment on a due date therefor shall be deposited into the Excess Cash Flow Reserve Account on such date and such portion, together with any amount on deposit in the Excess Cash Flow Reserve Account on such due date that is also not so applied, shall be retained therein until the next due date for an Excess Cash Flow Sweep Prepayment; provided that the entire amount on deposit in the Excess Cash Flow Reserve Account on the 45th day after the end of the Guarantor’s fiscal quarter ending closest to December 31, 2011 shall be part of the Excess Cash Flow Sweep Prepayment due on such date. Simultaneously with each prepayment made pursuant to this paragraph 4B, the Company shall deliver to each holder of Notes the calculation, in reasonable detail, of the amount of the Excess Cash Flow Sweep Prepayment and the amount held in the Excess Cash Flow Reserve Account in each case as of such prepayment date.

4C. Optional Prepayments.

(i) The Notes shall be subject to prepayment, in whole at any time or from time to time in part (in a minimum principal amount of $500,000 and integral multiples of $100,000 above that amount) at the option of the Company, at 100% of the principal amount so prepaid, but without payment of the Yield-Maintenance Amount or any premium.

(ii) The Company shall give the holder of each Note irrevocable written notice of any prepayment pursuant to paragraph 4C(i) not less than 10 Business Days prior to the prepayment date (which shall be a Business Day), specifying such prepayment date and the principal amount of the Notes, and of the Notes held by such holder, to be prepaid on such date and stating that such prepayment is to be made pursuant to paragraph 4C(i). Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice (but without the Yield-Maintenance Amount or any premium) shall become due and payable on such prepayment date.

4D. Asset Sale Prepayments. The Company shall, and shall cause each Subsidiary to, deposit all Asset Sale Proceeds into the Asset Sale Proceeds Reserve Account immediately upon receipt thereof. At any time when the amount on deposit in the Asset Sale Proceeds Reserve Account shall exceed $500,000, the Company will prepay a principal amount of Notes (an “Asset Sale Prepayment”) equal to the largest integral multiple of $500,000 that is evenly divisible into the amount on deposit in the Asset Sale Proceeds Reserve Account. Such payment shall be due and payable by the Company on the third Business Day after the amount on deposit in such account exceeds $500,000 and shall be made without the Yield-Maintenance Amount or any premium. Simultaneously with each prepayment made pursuant to this paragraph 4D, the Company shall deliver to each holder of Notes a description, in reasonable detail, of the Asset Sales giving rise to the Asset Sale Prepayment.

4E. Prepayment upon Change of Control. Promptly and in any event within 5 Business Days after the occurrence of a Change of Control, the Company will give written notice thereof (a “Change of Control Notice”) to the holders of all outstanding Notes, which Change of Control Notice shall (i) refer specifically to this paragraph 4E, (ii) describe the Change of Control in reasonable detail and specify the Change of Control Prepayment Date and the Response Date (as respectively defined below) in respect thereof and (iii) offer to prepay all outstanding Notes at the price specified below on the date therein specified (the “Change of Control Prepayment Date”), which shall be a Business Day not more than 15 days after the date of such Change of Control Notice. Each holder of a Note will notify the Company of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company on or before the date specified in such Change of Control Notice (the “Response Date”), which specified date shall be a Business Day not less than 7 days nor more than 12 days after the date of such Change of Control Notice. The Company shall prepay on the Change of Control Prepayment Date all of the outstanding Notes held by the holders as to which such offer has been so accepted (it being understood that failure of any holder to accept such offer on or before the Response Date shall be deemed to constitute acceptance by such holder), at the principal amount of each such Note, together with interest accrued thereon to the Change of Control Prepayment Date but without payment of the Yield-Maintenance Amount or any premium. If any holder shall reject such offer on or before the Response Date, such holder shall be deemed to have waived its rights under this paragraph 4E to require prepayment of all Notes held by such holder in respect of such Change of Control but not in respect of any subsequent Change of Control. For purposes of this paragraph 4E, any holder of more than one Note may act separately with respect to each Note so held (with the effect that a holder of more than one Note may accept such offer with respect to one or more Notes so held and reject such offer with respect to one or more other Notes so held).

4F. Application of Certain Prepayments. Any prepayment of the Notes pursuant to any provision hereof, other than paragraph 4A(i) or paragraph 4E, shall be applied to the payment of principal of the Notes in the inverse order of maturity, as set forth in paragraph 4A(i), beginning with the payment due on the maturity date of the Notes. Any prepayment of the Notes pursuant to paragraph 4E shall be applied ratably to reduce each prepayment or payment of principal of the Notes due pursuant to paragraph 4A(i).

4G. Partial Payments Pro Rata. Upon any partial prepayment of the Notes pursuant to any provision hereof (other than paragraph 4E), the principal amount so prepaid shall be allocated to all Notes at the time outstanding in proportion to the respective outstanding principal amounts thereof.

4H. Retirement of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to this paragraph 4 or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder.

4I. Use of Debt to Make Prepayment. No prepayment of less than the entire outstanding principal amount of the Notes will be made with the proceeds of any Debt incurred by the Guarantor, the Company or any of the Guarantor’s other Subsidiaries, except unsecured Debt subordinated to payment of the Notes on terms and conditions satisfactory to the Required Holders.

4J. Prepayment of Interest upon Payment in Full of Notes. Any payment or prepayment of any Notes pursuant to this paragraph 4 which results in the payment or prepayment of the entire outstanding principal amount of such Notes shall be made together with all accrued and unpaid interest thereon as of the date of such payment or prepayment.

3. Amendments to Paragraph 5 (Affirmative Covenants).

(a) Paragraph 5A(ii) of the Note Agreement is amended by adding “and shall not in any event include any scope limitation or any going concern or other material qualification (except that such opinion for the Guarantor’s fiscal year ending in September 2011 may include a going concern limitation related only to the refinancing of the Notes and the Debt outstanding under the Credit Agreement)” after “Required Holder(s)” and before “and” in the penultimate line thereof.

(b) Paragraph 5A of the Note Agreement is amended by (i) deleting “and” at the end of clause (iv), (ii) renaming clause (v) as clause (vii), and (iii) adding the following new clauses (v) and (vi) immediately following clause (iv):

“(v) within 30 days after the end of each fiscal month of Lee, the consolidated balance sheet of Lee and its Subsidiaries as at the end of such fiscal month and the related consolidated statements of income for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, in each case setting forth comparative figures for the corresponding fiscal month in the prior fiscal year;

(vi) no later than the first Business Day of each week (beginning on March 2, 2009), a forecast for the succeeding 13-week period of the projected consolidated cash flows of Lee and its Subsidiaries, taken as a whole, together with a variance report of actual cash flow for the immediately preceding period for which a forecast was delivered against the then current forecast for such preceding period provided that such reports shall be required to be delivered pursuant to this clause (vi) only so long as they shall be required to be delivered pursuant to the Credit Agreement; and”.

(c) Paragraph 5A of the Note Agreement is further amended by adding the following sentence to the end of the paragraph:

“Nothing herein shall require, or be deemed to require, the Company to deliver any audited financial statements, or a certificate of accountants related to any Event of Default or Default, for the Company.”

4. Amendment to Paragraph 6B (Limitation on Distributions). Paragraph 6B of the Note Agreement is hereby amended and restated as follows:

“6B. Limitation on Distributions. Neither the Company nor any Subsidiary will declare or make, or incur any liability to declare or make, any distributions or payments in respect of its Equity Interests, except distributions or payments to the Guarantor, the Company or any Subsidiary of the Company.”

5. Amendments to Paragraph 6C(1) (Liens). Paragraph 6C(1) of the Note Agreement is hereby amended by (i) deleting clause (i) thereof and replacing it with “(i) [Reserved]”, (ii) deleting the reference to “and” in clause (viii), (iii) deleting the “.” at the end of clause (ix) and inserting in lieu thereof “; and”, and (iv) inserting the following clause (x) to the end thereof:

“(x) Liens in favor of the Collateral Agent to secure the Secured Obligations.”

6. Amendments to Paragraph 6C(2) (Debt). Paragraph 6C(2) of the Note Agreement is hereby amended by (i) amending clause (i) thereof to add the phrase “and the Subsidiary Guaranty Agreement” after the word “Notes”, (ii) amending clause (ii) thereof to add “or any of its Subsidiaries or Debt owing by a Subsidiary of the Company to the Company or the

Guarantor” immediately after “Guarantor”, (iii) deleting the reference to “$15,000,000” in clause (v) and inserting “$5,000,000” in lieu thereof, and (iv) deleting “and” at the end of clause (v), (v) deleting “.” at the end of clause (vi) and inserting “; and” in lieu thereof, and (vi) inserting the following clauses (vii) and (viii) to the end thereof:

“(vii) unsecured Debt in respect of the reimbursement obligations of letters of credit issued or in respect of worker’s compensation arrangements not to exceed $5,000,000 outstanding at any time; and

“(viii) unsecured Debt subordinated to the Secured Obligations on terms and conditions satisfactory to the Required Holders.

7. Amendments to Paragraph 6C(3) (Loans, Advances and Investments).

(a) Paragraph 6C(3) of the Note Agreement is hereby amended by (i) inserting “or the Guarantor” after the word “Subsidiary” in clause (i) thereof, (ii) inserting the words “the Guarantor,” immediately before “the Company” in clause (ii) thereof, and (iii) amending and restating clause (iv) in its entirety as follows:

“(iv) make and permit to remain outstanding investments in notes receivable or other consideration to the extent permitted by paragraph 6C(4) but only to the extent that the aggregate uncollected amount of all such notes receivable and other consideration, together with all such notes receivable and other consideration of the Guarantor and its Subsidiaries, would be permitted under clause (iv) of Section 5.4 of the Guaranty Agreement;”

(b) Paragraph 6C(3) of the Note Agreement is hereby amended by inserting the following to the end thereof:

“The Company shall only redeem the “phantom equity interest” referred to in clause (iii) of the definition of “Change of Control” with common stock of Lee at any time when the Notes, or any other obligations under the Transaction Documents, are outstanding.”

8. Amendment to Paragraph 6C(4) (Sale or Disposition of Capital Assets). Paragraph 6C(4) of the Note Agreement is hereby amended and restated in its entirety as follows:

“6C(4). Asset Sales. Engage in any Asset Sale (i) if the aggregate amount of Asset Sale Proceeds in respect of any one transaction or series of related transactions would be equal to or less than $500,000 unless at least 75% of such Asset Sale Proceeds consist of cash or (ii) if the aggregate amount of Asset Sale Proceeds in respect of any one transaction or series of related transactions would be more than $500,000 unless such Asset Sale Proceeds consist only of cash and the Required Holders have given their prior written consent thereto.”

9. Amendment to Paragraph 6C(6) (Merger). Paragraph 6C(6) of the Note Agreement is hereby amended and restated in its entirety as follows:

“6C(6). Merger. Merge or consolidate with any other Person, except that any Subsidiary may merge or consolidate with the Company (provided that the Company shall be the continuing or surviving Person) or any one or more other Subsidiaries; provided that nothing in this paragraph 6C(6) shall restrict the ability of any Subsidiary which is not a Material Subsidiary to merge or consolidate with any Person (so long as in connection with any such merger with a Person which is not the Company, the Guarantor or another Subsidiary, the Company or a Subsidiary shall have received only cash consideration for such merger).”

10. Amendment to Paragraph 6D (Restrictions Upon Modification of Limited Liability Company Agreement). Paragraph 6D of the Note Agreement is hereby deleted in its entirety and replaced with “6D. [Reserved]”.

11. Amendment to Paragraph 6E (Limitations on Certain Restrictive Agreements). Paragraph 6E of the Note Agreement is hereby amended to delete “Except as set forth in the Limited Liability Company Agreement (as in effect on the date hereof), the” and replace it with “The”.

12. Amendments to Paragraph 7A (Acceleration). Paragraph 7A of the Note Agreement is hereby amended by amending and restating clause (xiv), and adding clauses (xv), (xvi), (xvii), (xviii) and (xix), all as set forth below:

“(xiv) a Guaranty Event of Default shall have occurred and be continuing (it being understood that no Guaranty Event of Default shall exist or arise as a result of non-compliance with Section 5.1(i) or Section 5.1(iii) of the Guaranty Agreement prior to the occurrence of the earlier of (a) an election of the Guarantor pursuant to the first sentence after clause (iii) of Section 5.1 and (b) the expiration of the 45 day period referred to in such sentence, so long as an election as to the maximum amount permissible under such first sentence would be sufficient to cure such non-compliance);

(xv) Debt under the Credit Agreement is declared to be, or becomes, due and payable prior to the scheduled final maturity thereof or all such Debt shall not be paid on the final maturity date therefor; or

(xvi) the Credit Agreement shall be replaced, or shall be amended (other than pursuant to the Third Amendment, Consent and Waiver to Credit Agreement, dated as of February 18, 2009) to change (a) the amount to be advanced, or the interest or fees payable, thereunder, (b) provisions relating to amortization or maturity of the Debt to be outstanding thereunder, or the time during which any facility will be available or (c) the types of facilities to be provided and at or about the time of any such replacement or the time any such amendment becomes effective, a majority in principal amount (or in the case of a change only to either or both interest or fees payable under the Credit Agreement, two-thirds in principal amount) of the Debt outstanding under the Credit Agreement shall be replaced or refinanced with the effect that a majority (or in the case of a change only to either or both interest or fees payable under the Credit Agreement, two-thirds in principal amount) of the sum of (x) any remaining Debt outstanding under the Credit Agreement plus (y) any new Debt incurred by Lee or any of its Subsidiaries in connection with such replacement or refinancing shall be held by lenders other than the lenders under the Credit Agreement as in effect immediately prior to such refinancing or replacement; or

(xvii) Lee or any Material Lee Subsidiary shall commence a voluntary case concerning itself under any Bankruptcy Law; or an involuntary case is commenced against Lee or any Material Lee Subsidiary, and the petition is not controverted within 15 days, or is not dismissed within 60 days after the filing thereof; or a custodian (as defined under Title 11 of the United States Code) is appointed for, or takes charge of, all or substantially all of the property of Lee or any Material Lee Subsidiary, to operate all or any substantial portion of the business of Lee or any Material Lee Subsidiary; or Lee or any Material Lee Subsidiary commences any other proceeding under any Bankruptcy Law relating to Lee or any Material Lee Subsidiary, or there is commenced against Lee or any Material Lee Subsidiary any such proceeding which remains undismissed for a period of 60 days after the filing thereof; or Lee or any Material Lee Subsidiary is adjudicated insolvent or bankrupt; or any order for relief or other order approving any such case or proceeding is entered; or Lee or any Material Lee Subsidiary makes a general assignment for the benefit of creditors; or any action is taken by Lee or any Material Lee Subsidiary for the purpose of effecting any of the foregoing; or

(xviii) any Credit Party shall fail to perform or observe any other agreement, term or condition contained in any Transaction Document to which it is a party (other than this Agreement, the Notes or the Guaranty) and such failure shall not be remedied within thirty (30) days after any Responsible Officer obtains knowledge thereof; or

(xix) Lee or Lee Procurement Solutions Co. shall be a party to any agreement that restricts the Guarantor or any of its Subsidiaries from compliance in full with all provisions of all Transaction Documents;”

13. Amendments to Paragraph 10A (Yield-Maintenance Terms). Paragraph 10A of the Note Agreement is amended by amending and restating the following defined terms in their entirety:

“Called Principal” shall mean, with respect to any Note, the principal of such Note that has become or is declared to be immediately due and payable pursuant to paragraph 7A.

“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal has become or is declared to be immediately due and payable pursuant to paragraph 7A.

14. Amendments to Paragraph 10B (Other Terms). Paragraph 10B of the Note Agreement is amended by adding the following new definitions in the appropriate alphabetical position therein:

“Adjusted Consolidated Net Income” shall mean, for any fiscal quarter of the Guarantor, Consolidated Net Income for such fiscal quarter (A) plus the sum of (without duplication) (i) the amount of all net non-cash charges (including, without limitation, indirect intercompany charges from Lee, depreciation, amortization, tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such fiscal quarter and (ii) any extraordinary cash gains to the extent not already included in arriving at Consolidated Net Income for such fiscal quarter (other than extraordinary cash gains, if any, that constitute gains from sales or other dispositions of assets) and (B) less the sum of (without duplication) (i) the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such fiscal quarter, (ii) cash expenditures for taxes and (iii) any extraordinary cash losses to the extent not already included in arriving at Consolidated Net Income for such fiscal quarter.

“Adjusted Consolidated Working Capital” shall mean, at any time, the result, if positive of (a) the consolidated current assets of the Guarantor and its Subsidiaries, determined in accordance with GAAP, at such time (but excluding cash and Cash Equivalents) minus (b) the consolidated current liabilities of the Guarantor and its Subsidiaries, determined in accordance with GAAP, at such time (but excluding the current portion of any Debt under this Agreement and the current portion of any other long-term Debt which would otherwise be included therein).

“Amendment No. 5” means the Limited Waiver and Amendment No. 5 to Note Agreement, dated as of February 18, 2009, by and between the Company and the then current holders of the Notes.

“Asset Sale” shall have the meaning specified in the Guaranty Agreement.

“Asset Sale Prepayment” shall have the meaning specified in paragraph 4D.

“Asset Sale Proceeds” shall have the meaning specified in the Guaranty Agreement.

“Asset Sale Proceeds Reserve Account” shall have the meaning set forth in the Security Agreement.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within twelve months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) dollar denominated time deposits, certificates of deposit and bankers acceptances of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than twelve months from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than twelve months after the date of acquisition by such Person, and (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.

“Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Effective Date) (A) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Effective Date), directly or indirectly, of 30% or more on a fully diluted basis of the Voting Equity Interests of Lee or (B) shall have obtained the power (whether or not exercised) to elect a majority of Lee’s directors, (ii) the board of directors of Lee shall cease to consist of a majority of Continuing Directors (as defined in the Credit Agreement), (iii) the failure of Lee to directly or indirectly hold 100% of the Equity Interests of the Company (it being understood that the “phantom equity interests” to be held by Herald, as contemplated by the Redemption Agreement (as in effect on the Effective Date), shall be deemed not to be an Equity Interest for purposes of this definition) or (iv) a “change of control” or similar event shall occur as provided in the Credit Agreement or any other agreement evidencing Debt with an aggregate outstanding principal amount of at least $25,000,000.

“Change of Control Notice” shall have the meaning specified in paragraph 4E.

“Change of Control Prepayment Date” shall have the meaning specified in paragraph 4E.

“Collateral Agent” shall mean The Bank of New York Mellon Trust Company in its capacity as collateral agent for the holders from time to time of the Notes, together with its successors and assigns in such capacity.

“Collateral Documents” shall mean the Security Agreement, the Pledge Agreement, the Deeds of Trust and each of the other security agreements, pledge agreements, trademark security agreements, copyright security agreements, deeds of trust, mortgages, leasehold mortgages or other agreements or instruments from time to time executed and delivered pursuant to the terms hereof or thereof which grants a Lien in favor of the Collateral Agent securing the obligations of the Credit Parties under any of the Notes and the other Transaction Documents, as each may be amended, restated, supplemented or otherwise modified from time to time, together with all financing statements or comparable documents filed with respect thereto under the Uniform Commercial Code of any jurisdiction or comparable law.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Guarantor and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding:

(a) any gains arising from (i) the sale or other disposition of any assets (other than current assets) to the extent that the aggregate amount of the gains during such period exceeds the aggregate amount of the losses during such period from the sale, abandonment or other disposition of assets (other than current assets), (ii) any write-up of assets or (iii) the acquisition of outstanding securities of the Guarantor or any of its Subsidiaries;

(b) any losses arising from the sale or other disposition of any assets (other than current assets) to the extent the aggregate amount of losses during such period exceeds the aggregate amount of gains during such period from such sale;

(c) any amount representing any interest in the undistributed earnings of (i) any other Person that is not a Subsidiary of the Guarantor, (ii) Star Publishing Company, (iii) TNI Partners and (iv) any other Subsidiary of the Guarantor that is accounted for by the Guarantor by the equity method of accounting;

(d) any earnings, prior to the date of acquisition, of any Person acquired in any manner, and any earnings of any Subsidiary of the Guarantor acquired prior to its becoming a Subsidiary of the Guarantor;

(e) any earnings of a successor to or transferee of the assets of the Guarantor prior to its becoming such successor or transferee;

(f) any deferred credit (or amortization of a deferred credit) arising from the acquisition of any Person;

(g) any extraordinary gains or extraordinary losses not covered by clause (a) or (b) above;

(h) any non-cash charges related to goodwill and asset write-offs and write-downs; and

(i) any non-cash income, including non-cash interest income.

“Credit Agreement” shall mean the Amended and Restated Credit Agreement, among Lee, various lenders party thereto and Deutsche Bank Trust Company Americas, as administrative agent, dated as of December 21, 2005 (as amended, restated, supplemented or otherwise modified from time to time).

“Credit Party” shall mean the Guarantor, the Company and the Guarantor’s other Subsidiaries that are parties to the Subsidiary Guaranty Agreement.

“Deeds of Trust” shall have the meaning set forth in Amendment No. 5.

“Effective Date” shall mean the “Effective Date,” as defined in Amendment No. 5.

“Environmental Laws” shall mean any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any common stock, any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Excess Cash Flow” shall mean, for any fiscal quarter of the Guarantor (commencing with the fiscal quarter ending March 29, 2009), the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such fiscal quarter and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such fiscal quarter, minus (b) the sum of, without duplication, (i) the aggregate amount of all cash Capital Expenditures made by the Guarantor and its Subsidiaries during such fiscal quarter, to the extent permitted by Section 5.12 of the Guaranty Agreement (other than Capital Expenditures to the extent financed with equity proceeds, Equity Interests, insurance proceeds or Debt), (ii) the aggregate amount of all permanent principal payments of Debt for borrowed money of the Guarantor and its Subsidiaries and the amount of all permanent repayments of the principal component of Capitalized Lease Obligations of the Guarantor and its Subsidiaries during such fiscal quarter (other than repayments made with the proceeds of asset sales (other than current assets), equity proceeds, Equity Interests, insurance or Debt), (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such quarter, and (iv) the amount by which the aggregate amount of funds on deposit in the Restricted Cash Reserve Account at the close of business on the last day of such fiscal quarter exceeds the amount on deposit therein at the close of business on the last day of the immediately preceding fiscal quarter, provided that (a) for the fiscal quarter ending closest to March 31, 2009, the aggregate amount of funds on deposit in such account on the last day of the immediately preceding fiscal quarter shall be deemed to be equal to $9,000,000 and (b) for the fiscal quarter ending closest to June 30, 2009, the aggregate amount of funds on deposit in such account on the last day of the immediately preceding fiscal quarter shall be deemed to be equal to the amount on deposit therein on April 28,

2009 (but prior, in any event, to giving effect to any withdrawal from such account for the interest payment on the Notes due on such date); provided further that, for purposes of this clause (iv), the amount on deposit in the Restricted Cash Reserve Account shall at no time be deemed to be more than $9,000,000 or, if after October 28, 2010, $4,500,000, even if the actual amount on deposit is more than whichever of such amounts shall then be applicable.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in the Security Agreement.

“Excess Cash Flow Sweep Prepayment” shall have the meaning specified in paragraph 4B.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect from time to time.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” shall mean

(a) the government of

(i) the United States of America and any state or other political subdivision thereof; or

(ii) any other jurisdiction in which the Guarantor or a Subsidiary of the Guarantor conducts all or any part of its business, or that properly asserts any jurisdiction over the conduct of the affairs of or the property of the Guarantor or any of its Subsidiaries; and

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Hazardous Materials” shall mean any and all pollutants, toxic or hazardous wastes or other substances that pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including, without limitation, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Intercompany Account” shall mean an account in the name of the Guarantor, as to which an account control agreement acceptable to the Required Holders is in effect, into which the Guarantor shall deposit all amounts needed to make the payments referred to in Section 5.8(ii) of the Guaranty Agreement.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, financial condition, assets or properties of the Guarantor and its Subsidiaries taken as a whole, or (b) the ability of any Credit Party to perform its obligations under this Agreement, the Notes or any other Transaction Document, or (c) the validity or enforceability of this Agreement, the Notes or any other Transaction Document.

“Material Lee Subsidiary” shall mean Lee Procurement Solutions Co., Lee Publications, Inc and each other Subsidiary of Lee whose revenues represent 25% of consolidated revenues of Lee or whose assets represent 25% of consolidated assets of Lee, in each case as determined on a consolidated basis in accordance with GAAP.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Note Documents” shall mean the Note Agreement and the Guaranty Agreement.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Pledge Agreement” shall mean that certain Pledge Agreement, dated as of February 18, 2009, made by the Guarantor, Pulitzer Technologies, Inc., and certain other Subsidiaries of the Guarantor in favor of the Collateral Agent for the benefit of the holders from time to time of the Notes, as amended, supplemented or otherwise modified from time to time.

“Redemption Agreement” means the Redemption Agreement, dated as of February 18, 2009, among the Company, STL Distribution Services LLC, a Delaware limited liability company, The Herald Publishing Company, LLC, a New York limited liability company, the Guarantor and Pulitzer Technologies, Inc. a Delaware corporation.

“Response Date” shall have the meaning specified in paragraph 4E.

“Restricted Cash Reserve Account” shall have the meaning set forth in the Security Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Secured Obligations” shall have the meaning specified in the Security Agreement.

“Security Agreement” shall mean that certain Security Agreement, dated February 18, 2009, made by the Guarantor, the Company and each of the other Subsidiaries of the Guarantor except for Star Publishing Company and TNI Partners in favor of the Collateral Agent for the benefit of the holders from time to time of the Notes, as amended, supplemented or otherwise modified from time to time.

“Subsidiary Guaranty Agreement” shall mean that certain Subsidiary Guaranty Agreement, dated as of February 18, 2009, made by all Subsidiaries of the Guarantor (other than Star Publishing Company and TNI Partners) in favor of the holders of the Notes, as amended, supplemented or otherwise modified from time to time.

“Swap” shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Transaction Documents” shall mean the Note Agreement, the Notes, the Guaranty Agreement, the Subsidiary Guaranty Agreement, the Collateral Documents and any and all other agreements and certificates from time to time executed and delivered by or on behalf of any Credit Party related thereto.

“Voting Equity Interests” shall mean, as to any Person, any class or classes of outstanding Equity Interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.

15. Amendments to Paragraph 10B (Other Terms). Paragraph 10B of the Note Agreement is amended by amending and restating the following defined terms in their entirety:

“Debt” shall mean and include without duplication:

(i) all obligations for borrowed money or obligations represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments and all obligations upon which interest charges are customarily paid;

(ii) Capitalized Lease Obligations;

(iii) indebtedness secured by any Lien existing on property owned by the Company or any Subsidiary subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the Company or any Subsidiary;

(iv) guaranties, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligations, stock or dividends of any Person;

(v) obligations under any contract providing for the making of loans, advances or capital contributions to any Person, or for the purchase of any property from any Person, in each case in order to enable such Person primarily to maintain working capital, net worth or any other balance sheet condition or to pay debt, dividends or expenses;

(vi) obligations under any contract for the purchase of materials, supplies or other property from any Person if such contract (or any related document) requires that payment for such materials, supplies or other property shall be made regardless of whether or not delivery of such materials, supplies or other property is ever made or tendered;

(vii) obligations under any contract to rent or lease (as lessee) any real or personal property if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor;

(viii) obligations under any contract for the sale or use of materials, supplies or other property, or the rendering of services, if such contract (or any related document) requires that payment for such materials, supplies or other property, or the use thereof, or payment for such services, shall be subordinated to any indebtedness (of the purchaser or user of such materials, supplies or other property or the Person entitled to the benefit of such services) owed or to be owed to any Person;

(ix) obligations under any other contract which, in economic effect, is substantially equivalent to a guarantee;

(x) all Off-Balance Sheet Liabilities; and

(xi) all Swaps;

provided, however, that Debt shall not include (a) loans, advances and capital contributions by the Company to any Subsidiary or by any Subsidiary to the Company or another Subsidiary, (b) the guaranty of the obligations of the Company or a Subsidiary under an executory contract to purchase or sell a business, or (c) the obligation to redeem the phantom equity interests referred to in clause (iii) of the definition of “Change of Control”.

“Required Holders” shall mean, (a) at any time that there are more than two non-affiliated holders of Notes, the holders of at least 60% of the aggregate principal amount of the Notes from time to time outstanding, so long as at least two of such holders are not affiliates and (b) otherwise, the holders of 51% of the aggregate principal amount of the Notes.

“Responsible Officer” shall mean the chief executive officer, chief operating officer, chief administrative officer or chief financial officer of any Credit Party or any other officer of such Credit Party involved principally in its financial administration or its controllership function.

16. Amendment to Paragraph 11C (Consent to Amendments). Paragraph 11C of the Note Agreement is hereby amended by inserting the following sentence immediately after the first sentence thereof:

“For the avoidance of doubt, neither a waiver of the Company’s failure to make a principal payment required by paragraph 4B (or any other provision of paragraph 4), nor any amendment of such paragraph (or any such other provision of paragraph 4) (to the extent such amendment would affect the timing, amount or allocation of any prepayments), shall be effective without the consent of the holders of all Notes then outstanding and any such failure, if not waived, would constitute an Event of Default having the effect, inter alia, of prohibiting the making of the senior unsecured loans and advances referred to in Section 5.4(xxiv) of the Guaranty Agreement.”

17. Global Amendments.

(a) The Note Agreement is hereby amended by substituting “April 28, 2012” for “April 28, 2009” in each place that the latter date appears in the Note Agreement (including, without limitation, exhibits thereto).

(b) The Note Agreement is hereby amended by substituting the phrase “Adjustable Rate” for “8.05%” in each place that the latter appears in the Note Agreement (including, without limitation, exhibits thereto).

18. Notes.

(a) The first paragraph of the form of Note attached as Exhibit A to the Note Agreement is hereby amended and restated to read in its entirety as set forth below:

FOR VALUE RECEIVED, the undersigned, ST.LOUIS POST-DISPATCH LLC (the “Company”), a limited liability company organized and existing under the laws of the State of Delaware, hereby promises to pay to             , or registered assigns, the principal sum of          DOLLARS on April 28, 2012, with interest (computed on the basis of a 360-day year of 30 day months) (a) on the unpaid balance hereof (i) at the rate of 8.05% per annum prior to February 18, 2009, (ii) at the rate of 9.05% per annum on and after February 18, 2009 to, but not including, April 28, 2010, (iii) at the rate of 9.55% per annum on and after April 28, 2010 to, but not including, April 28, 2011 and (iv) at the rate of 10.05% per annum at all times thereafter, such interest to accrue from the date hereof and to be payable quarterly on the 28th day of January, April, July and October in each year, commencing with the January, April, July and October next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default (as defined in the Note Agreement referred to below), on such unpaid balance and on any overdue payment of any Yield-Maintenance Amount (as defined in the Note Agreement referred to below), payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 2.0% above the interest rate otherwise in effect at such time pursuant to the foregoing clause (a) or (ii) 2.0% over the rate of interest publicly announced by The Bank of New York from time to time in New York City as its prime rate.

Any Note issued on or after the date hereof shall include the amended and restated first paragraph set forth above.

(b) (i) The first paragraph of each Note that is outstanding on the Effective Date (each an “Existing Note”) is hereby, without any further action required on the part of any other Person, deemed to be automatically amended and restated as set forth in Section 18(a) of this Amendment (except that the principal amount and payee of each such Note shall remain unchanged). In addition, the heading “8.05% SENIOR NOTE DUE APRIL 28, 2009” in each such Note shall be replaced with “ADJUSTABLE RATE SENIOR NOTE DUE APRIL 28, 2012”.

(ii) Within 30 days after the Effective Date, the Company will deliver to special counsel to the holders of Notes, Bingham McCutchen LLP, at One State Street, Hartford, CT 06103, one or more Notes, in the denominations and of the series, as may be requested by any such holder, dated as of the date of the last interest payment date, and payable to such holder of Notes or as otherwise requested by such holder, against delivery by such holder of Notes of the Existing Notes held by it. Bingham McCutchen LLP will forward each of the Notes to the holders of Notes, and will forward the Existing Notes to the Company for cancellation. All amounts owing under, and evidenced by, any Existing Note as of the Effective Date shall continue to be outstanding under, and shall after any exchange referred to above be evidenced by, the Note or Notes issued in exchange therefor, and shall be repayable in accordance with this Amendment and such Note or Notes.

19. Waivers. In reliance on the representations and warranties set forth in Section 20 below, the undersigned holders of Notes hereby waive the Existing Defaults. The foregoing is a limited waiver and shall not be deemed to constitute a waiver of any other Event of Default or any future breach of the Note Agreement. The holders of Notes hereby reserve their rights under the Note Agreement, the Notes, the Guaranty and applicable law in respect of such other Events of Default and future breaches.

20. Representations and Warranties of the Company.

(a) Organization; Power and Authority. The Company hereby represents and warrants that the Company is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware. The Company has all requisite limited liability company power to execute and deliver this Amendment and to perform its obligations under this Amendment and the Note Agreement as amended hereby.

(b) Authorization, Etc. The execution and delivery by the Company of this Amendment and the performance by the Company of its obligations under this Amendment and the Note Agreement as amended hereby have been duly authorized by all requisite limited liability company action on the part of the Company. The Company has duly executed and delivered this Amendment, and this Amendment and the Note Agreement as amended hereby constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, enforceable against the Company in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally, and by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(c) Disclosure. This Amendment and the documents, certificates and statements furnished to the holders of the Notes by or on behalf of the Company in connection herewith, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances at the time made. The projections of the future financial performance of the Company and its Subsidiaries, and of the Guarantor and its Subsidiaries, were prepared based by the Company and the Guarantor in good faith utilizing assumptions believed by the Company and the Guarantor to be reasonable at the time made, it being recognized however that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results.

(d) No Conflicts. The execution, delivery and performance by the Company of this Amendment will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, material lease, corporate charter or by-laws, or any other material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

(e) No Defaults. Except for the Existing Defaults, no event has occurred and no condition exists that, upon the execution and delivery of this Amendment and the effectiveness of this Amendment, would constitute a Default or an Event of Default.

(f) Perfection Certificates. The Company hereby represents and warrants that the perfection certificates from the Company and each of its Subsidiaries dated the date hereof (the “Perfection Certificates”) are accurate in all material respects.

(g) Environmental Matters.

Except as disclosed in Schedule A attached hereto:

(i) neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(ii) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(iii) neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or, to the knowledge of the Company or and such Subsidiary, formerly owned, leased or operated by any of them and, to the knowledge of the Company or any such Subsidiary, has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(iv) All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

21. Conditions to Effectiveness. This Amendment shall become effective, as of the date first written above (the “Effective Date”), upon satisfaction of the following conditions precedent (except to the extent that satisfaction of any such condition is provided for in the post-closing letter referred to in Section 21(a)(xiv)):

(a) The undersigned holders of Notes shall have received the following, each in form and substance satisfactory to such holders, in their sole discretion, duly executed and delivered by each of the parties thereto:

(i) a counterpart of this Amendment;

(ii) Amendment No. 5 to Guaranty Agreement, dated as of even date herewith, with respect to the Guaranty Agreement;

(iii) the Third Amendment, Consent and Waiver to the Credit Agreement;

(iv) a Pledge Agreement, in the form of Exhibit A hereto, from the Guarantor, Pulitzer Technologies, Inc., and certain other Subsidiaries of the Guarantor;

(v) a Security Agreement, in the form of Exhibit B hereto, from the Guarantor and each of its Subsidiaries except Star Publishing Company and TNI Partners;

(vi) Collateral Agency Agreement, in the form of Exhibit C hereto;

(vii) Trademark Security Agreement, in the form of Exhibit D hereto;

(viii) Copyright Security Agreement, in the form of Exhibit E hereto;

(ix) Deeds of Trust (the “Deeds of Trust”), in the respective forms set forth as Exhibits F-1, F-2 and F-3 hereto, from the Company;

(x) Deposit Account Control Agreements from Bank of America, in respect of the Intercompany Account;

(xi) Subsidiary Guaranty Agreement, in the form set forth as Exhibit G hereto, from each Subsidiary of the Guarantor other than Star Publishing Company and TNI Partners;

(xii) Certificate dated the Effective Date, signed by the President or a Vice President of the Company, to the effect that (a) the representations and warranties of the Company set forth in Section 20 are true and correct on the Effective Date, (b) the Company and each of its Subsidiaries has performed all of its obligations under this Section 21 which are to be performed on or prior to the Effective Date, and (c) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing;

(xiii) Certificate of the Secretary or Assistant Secretary of the Company and each of its Subsidiaries, dated the Effective Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Amendment and the other Transaction Documents; and

(xiv) the Company and the Guarantor shall have executed and delivered the post-closing letter attached as Exhibit H hereto.

(b) The Company shall have prepaid $120,000,000 in principal amount of the Notes, together with interest accrued thereon to the date of payment, but without payment of the Yield-Maintenance Amount or any premium (leaving $186,000,000 in principal amount of the Notes outstanding immediately after giving effect to such prepayment).

(c) The Guarantor shall have established the Restricted Cash Reserve Account, the Excess Cash Flow Reserve Account, the Asset Sale Proceeds Reserve Account and the Intercompany Account.

(d) On or prior to the Effective Date, the Guarantor shall enter into an agreement with Lee and Lee Procurement Solutions Co. providing for the set-off of all amounts owing by the Guarantor to Lee Procurement Solutions Co. as of the Effective Date against all amounts owing by Lee to the Guarantor (the balance remaining after such set-off being the Lee Payable).

(e) The Company shall cause $9,000,000 held by it on the Effective Date as Restricted Cash (as defined in the Limited Liability Company Agreement) to be deposited into the Restricted Cash Reserve Account.

(f) Herald shall have ceased to be a Member (as defined in the Limited Liability Company Agreement) of the Company and shall have no rights under the Limited Liability Company Agreement, and the Limited Liability Company Agreement shall have been amended to eliminate Section 7.2 thereof and any other provisions that grant rights to Herald. In exchange for the foregoing, Herald shall have received a claim against the Company, ranking subordinate to the Notes, in each case on terms and conditions satisfactory to the Required Holders, that (i) may only be sold to or redeemed by the Company or any Subsidiary for cash at such time after April 28, 2013 as none of the Notes is outstanding or (ii) may be exchanged for common stock of Lee at any time (regardless of whether any Notes are then outstanding).

(g) The representations and warranties of the Company, contained in this Amendment shall be true on and as of the Effective Date (except for those which expressly relate to an earlier date, which shall be true on and as of such earlier date).

(h) The undersigned holders of Notes shall have received from Bingham McCutchen LLP and Bryan Cave LLP, who are acting as the special counsel to the holders of Notes in this transaction, and from Lane & Waterman LLP and Sidley Austin LLP, counsel for the Company, their respective opinions dated the Effective Date, in form and substance satisfactory to such holders of Notes.

(i) The Company shall have paid the holders of Notes, ratably in accordance with the respective principal amounts of Notes held by them, a fee in the aggregate amount of $930,000. Such fee shall be paid by wire transfer of immediately available funds in accordance with the payment instructions set forth in the Purchaser Schedule to the Note Agreement, or as otherwise directed by such holders of Notes in a written notice to the Company.

(j) Without limiting the provisions of paragraph 11B of the Note Agreement, the Company shall have paid on or before the Effective Date the fees, charges and disbursements of: (i) Bingham McCutchen LLP and Bryan Cave LLP, special counsel to the holders of Notes, (ii) Conway, Del Genio, Gries, & Co. LLC, (iii) The Bank of New York Mellon Trust Company, as collateral agent, and its counsel, and (iv) Baker Botts LLP as local counsel to the holders of Notes, to the extent reflected in a statement of each such Person rendered to the Company at least one Business Day prior to the Effective Date.

(k) Each condition precedent in Section 8 of the Guaranty Amendment shall have been satisfied.

22. Release.

(a) In consideration of the agreements of the holders of Notes contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges each holder of Notes and their respective successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, financial advisors and other representatives (the holders of Notes and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which the Company or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment for or on account of, or in relation to, or in any way in connection with the Note Documents or transactions thereunder or related thereto.

(b) The Company understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) The Company agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above. The Company acknowledges and agrees that the Releasees have fully performed all obligations and undertakings owed to the Company under or in any way in connection with the Note Documents or transactions thereunder or related thereto as of the date hereof.

23. Covenant Not to Sue. The Company, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by the Company pursuant to Section 22 above. If the Company or any of its successors, assigns or other legal representatives violates the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

24. Miscellaneous.

(a) References to Note Agreement. Upon and after the date of this Amendment, each reference to the Note Agreement in the Note Agreement, the Guaranty Agreement, the Notes or any other instrument or agreement entered into in connection therewith or otherwise related thereto shall mean and be a reference to the Note Agreement as amended by this Amendment.

(b) Ratification and Confirmation. Except as specifically amended herein, the Note Agreement shall remain in full force and effect, and is hereby ratified and confirmed.

(c) No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any holder of Notes, nor constitute a waiver of any provision of the Note Agreement, the Guaranty Agreement, any Note or any other instrument or agreement entered into in connection therewith or otherwise related thereto.

(d) Expenses. The Company agrees to pay promptly, or to cause the Guarantor to pay promptly, all expenses of the holders of Notes related to this Amendment and all matters contemplated hereby, including, without limitation, all fees and expenses of the holders’ special counsel.

(e) GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

(f) Counterparts. This Amendment may be executed in counterparts (including those transmitted by electronic transmission (including, without limitation, facsimile and e-mail)), each of which shall be deemed an original and all of which taken together shall constitute one and the same document. Delivery of this Amendment may be made by facsimile transmission of a duly executed counterpart copy hereof.

[The remainder of this page is intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

ST. LOUIS POST-DISPATCH LLC

By:	Pulitzer Inc., Managing Member

By:	/s/ Carl G. Schmidt
Name:	Carl G. Schmidt
Title:	Treasurer

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Paul H. Procyk
Name:	Paul H. Procyk
Title:	Vice-President

[Signature page to Limited Waiver and Amendment No. 5 to Note Agreement (St. Louis Post-Dispatch LLC)]

AMERICAN GENERAL LIFE INSURANCE COMPANY
AIG ANNUITY INSURANCE COMPANY

By:	AIG Global Investment Corp., Investment Advisor

By:	/s/ Richard Conway
Name:	Richard Conway
Title:	Managing Director

AIG EDISON LIFE INSURANCE COMPANY

By:	AIG Global Investment Corp., Investment Sub-Advisor

By:	/s/ Richard Conway
Name:	Richard Conway
Title:	Managing Director

[Signature page to Limited Waiver and Amendment No. 5 to Note Agreement (St. Louis Post-Dispatch LLC)]

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY (as Successor by Merger to First Colony Insurance Company)

By:	/s/ John R. Endres
Name:	John R. Endres
Title:	Investment Officer

[Signature page to Limited Waiver and Amendment No. 5 to Note Agreement (St. Louis Post-Dispatch LLC)]

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Richard A. Strait
Name:	Richard A. Strait
Its	Authorized Representative

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, for its Group Annuity Separate Account

By:	/s/ Richard A. Strait
Name:	Richard A. Strait
Its	Authorized Representative

[Signature page to Limited Waiver and Amendment No. 5 to Note Agreement (St. Louis Post-Dispatch LLC)]

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Diane W. Dales
Name:	Diane W. Dales
Title:	Assistant Vice President

By:	/s/ Peter S. Fiek
Name:	Peter S. Fiek
Title:	Assistant Secretary

[Signature page to Limited Waiver and Amendment No. 5 to Note Agreement (St. Louis Post-Dispatch LLC)]